Exhibit 99.1

EV Energy Partners Announces Second Quarter 2016 Results

HOUSTON, August 9, 2016 /GlobeNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced results for the second quarter of 2016 and the filing of its Form 10-Q with the Securities and Exchange Commission.

Second Quarter 2016 Results

For the second quarter 2016, EVEP reported a net loss of $29.0 million, or $(0.58) per basic and diluted weighted average limited partner unit outstanding compared to a net loss of $29.0 million, or $(0.58) per basic and diluted weighted average limited partner unit outstanding for the first quarter of 2016. Included in net loss for the second quarter of 2016 were the following items:

•	$54.8 million of non-cash losses on commodity and interest rate derivatives,
•	$47.7 million of gain on early extinguishment of debt related to repurchases of Senior Notes at a discount to par,
•	$2.0 million of impairment charges related to the write down of certain oil and natural gas properties primarily due to a change in development plans,
•	$1.4 million of non-cash costs contained in general and administrative expenses, and
•	$0.8 million of dry hole and exploration costs.

For the second quarter of 2015, EVEP reported net income of $164.1 million, or $3.25 per basic and diluted weighted average limited partner unit outstanding. Net income for the second quarter of 2015 included a $246.7 million gain related to the sale of its interest in Utica East Ohio, which was partially offset by $48.3 million of impairment charges.

Production for the second quarter of 2016 was 13.0 Bcf of natural gas, 313 Mbbls of oil and 585 Mbbls of natural gas liquids, or 201.5 million cubic feet equivalent per day (Mmcfe/day). This represents flat production versus the first quarter of 2016 production of 201.4 Mmcfe/day and a 24 percent increase over the second quarter of 2015 production of 162.8 Mmcfe/day. The increase over the second quarter of 2015 was primarily due to the addition of producing properties acquired on October 1, 2015.

Adjusted EBITDAX for the second quarter of 2016 was $26.5 million, a 31 percent increase over the first quarter of 2016 Adjusted EBITDAX of $20.2 million and a 50 percent decrease from the second quarter of 2015 Adjusted EBITDAX of $53.4 million. EVEP reported Distributable Cash Flow of $5.5 million for the second quarter of 2016, compared to $(1.2) million for the first quarter of 2016 and $26.2 million for the second quarter of 2015. The increases in Adjusted EBITDAX and Distributable Cash Flow over the first quarter of 2016 were primarily attributable to lower operating expenses and higher realized oil and natural gas liquids prices, partially offset by lower realized natural gas prices. The decreases in Adjusted EBITDAX and Distributable Cash Flow from the second quarter of 2015 were primarily attributable to lower realized oil and natural gas prices, lower realized hedge gains and the sale of EVEP’s interest in Utica East Ohio in the second quarter of 2015, partially offset by the addition of producing properties acquired on October 1, 2015. Adjusted EBITDAX and Distributable Cash Flow are Non-GAAP financial measures and are described in the attached table under “Non-GAAP Measures.”

“We continue to focus on reducing leverage and operating costs. We recently completed our Senior Note repurchase program, increasing our total repurchases for 2016 to $82.7 million of Senior Notes for $35.0 million of cash. At the end of the second quarter our total debt was $623 million, and we had over $170 million of liquidity between balance sheet cash and available borrowing base capacity," said Michael Mercer, President and CEO.

Special Meeting of Common Unitholders

A special meeting of EVEP’s common unitholders has been called by the board of directors to be held at our offices located at 1001 Fannin, Suite 800, Houston, Texas 77002, on August 30, 2016, at 8:00 a.m., local time. At the special meeting, EVEP’s common unitholders will be asked to consider and vote upon the following proposals:

•	a proposal (the “LTIP Proposal” ) to approve the EV Energy Partners, L.P. 2016 Long Term Incentive Plan (the “2016 LTIP” ) to replace the existing Long Term Incentive Plan (the “2006 LTIP”), with a maximum number of units issuable equal to 5,000,000 and a term of no more than ten years;
•	a proposal (the “Auditor Proposal” ) to ratify the appointment of Deloitte & Touche LLP as EVEP’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	a proposal (the “Adjournment Proposal” ) to approve the adjournment of the special meeting to a later date or dates, if deemed necessary or appropriate by EVEP’s general partner, to solicit additional proxies if there is not a quorum or sufficient votes at the time of the special meeting to approve the 2016 LTIP.

The record date for this meeting was July 7, 2016. Common unitholders as of the record date should have received notice and are entitled to vote. Additional information may be found in “Definitive Proxy Statement” and “Definitive Additional Proxy Materials” filed July 20, 2016 with the Securities and Exchange Commission at https://www.sec.gov or through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

“Your vote is very important. Our board of directors unanimously recommends a vote “FOR” each of the proposals. Even if you plan to attend the special meeting, we urge you to authorize your proxy or direct your vote by internet, telephone or mail pursuant to the instructions included on the proxy card,” said Nicholas Bobrowski, Vice President and CFO.

Important Additional Information

In connection with the special meeting, EVEP filed a definitive proxy statement with the SEC in connection with the solicitation of proxies (the “Proxy Statement”) on July 20, 2016. EVEP, its general partner, directors and certain of its executive officers will be participants in the solicitation of proxies from the common unitholders in respect of the special meeting. Common unitholders may obtain information regarding EVEP and its directors and executive officers in EVEP's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016 and the Proxy Statement. EVEP has made available or mailed a copy of the Proxy Statement to common unitholders of record on the record date. Common unitholders may obtain a free copy of the Proxy Statement and other documents filed with the SEC by EVEP at the SEC’s website at http://www.sec.gov or by directing a written request to: EV Management at 1001 Fannin, Suite 800, Houston, Texas, 77002, Attn: Secretary, or sendmaterial@proxyvote.com. COMMON UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available on our second quarter 2016 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Conference Call

As announced on July 25, 2016, EV Energy Partners, L.P. will host an investor conference call on August 9, 2016, at 9 a.m. Eastern Daylight Time (8 a.m. Central). Investors interested in participating in the call may dial 1-888-724-9493 (quote conference ID 7843664) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and production amounts and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EVEP. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EVEP with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Production data:
Oil (Mbbls)	313	237	630	478
Natural gas liquids (Mbbls)	585	563	1,187	1,145
Natural gas (Mmcf)	12,951	10,018	25,769	20,606
Net production (Mmcfe)	18,341	14,818	36,672	30,344
Average sales price per unit: (1)
Oil (Bbl)	$41.08	$52.84	$35.06	$48.39
Natural gas liquids (Bbl)	15.89	15.09	14.03	15.10
Natural gas (Mcf)	1.56	2.27	1.60	2.41
Mcfe	2.31	2.95	2.18	2.97
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.42	$1.61	$1.50	$1.56
Production taxes	0.09	0.11	0.09	0.11
Total	1.51	1.72	1.59	1.67
Depreciation, depletion and amortization	1.73	1.71	1.63	1.69
General and administrative expenses	0.43	0.54	0.45	0.68

(1) Prior to $19.2 million and $32.8 million of net hedge gains on settlements of commodity derivatives for the three months ended June 30, 2016 and June 30, 2015, respectively, and $39.0 million and $64.2 million for the six months ended June 30, 2016 and June 30, 2015, respectively.

Condensed Consolidated Balance Sheets
(In $ thousands, except number of units)
(Unaudited)
	June 30, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$2,846	$20,415
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	31,772	24,285
Other	1,282	7,137
Derivative asset	13,940	60,662
Other current assets	3,193	3,057
Total current assets	53,033	115,556

Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization; June 30,
2016, $1,031,352; December 31, 2015, $971,499	1,733,698	1,790,455
Other property, net of accumulated depreciation
and amortization; June 30, 2016, $986;
December 31, 2015, $970	1,018	1,019
Long–term derivative asset	665	10,741
Other assets	4,588	5,831
Total assets	$1,793,002	$1,923,602

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities:
Third party	$34,503	$43,135
Related party	11,684	5,952
Income taxes	-	11,657
Derivative liability	3,265	-
Total current liabilities	49,452	60,744

Asset retirement obligations	176,211	174,003
Long–term debt	621,652	688,614
Long–term derivative liability	4,693	-
Other long–term liabilities	1,332	1,682

Commitments and contingencies

Owners’ equity:
Common unitholders - 49,055,214 units and
48,871,399 units issued and outstanding as of
June 30, 2016 and December 31, 2015, respectively	953,788	1,011,509
General partner interest	(14,126)	(12,950)
Total owners' equity	939,662	998,559
Total liabilities and owners' equity	$1,793,002	$1,923,602

Condensed Consolidated Statements of Operations
(In $ thousands, except per unit data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Oil, natural gas and natural gas liquids revenues	$42,365	$43,722	$80,104	$90,147
Transportation and marketing–related revenues	466	734	977	1,551
Total revenues	42,831	44,456	81,081	91,698

Operating costs and expenses:
Lease operating expenses	26,046	23,800	54,961	47,324
Cost of purchased natural gas	305	504	641	1,078
Dry hole and exploration costs	771	272	901	686
Production taxes	1,704	1,603	3,375	3,351
Accretion expense on obligations	2,049	1,213	4,089	2,414
Depreciation, depletion and amortization	31,648	25,337	59,853	51,233
General and administrative expenses	7,970	7,944	16,348	20,359
Impairment of oil and natural gas properties	1,997	48,284	2,684	106,457
Gain on settlement of contract	-	-	(3,185)	-
Loss (gain) on sales of oil and natural gas properties	-	6	-	(531)
Total operating costs and expenses	72,490	108,963	139,667	232,371

Operating loss	(29,659)	(64,507)	(58,586)	(140,673)

Other income (expense), net:
(Loss) gain on derivatives, net	(35,585)	(9,246)	(25,751)	14,364
Interest expense	(11,844)	(13,101)	(22,665)	(27,236)
Gain on early extinguishment of debt	47,695	-	47,695	-
Other income (expense), net	209	41	964	(155)
Total other income (expense), net	475	(22,306)	243	(13,027)

Loss from continuing operations before income taxes	(29,184)	(86,813)	(58,343)	(153,700)
Income taxes	191	473	350	623
Loss from continuing operations	(28,993)	(86,340)	(57,993)	(153,077)
Income from discontinued operations	-	250,442	-	255,512
Net (loss) income	$(28,993)	$164,102	$(57,993)	$102,435

Basic and diluted earnings per limited partner unit:
Loss from continuing operations	$(0.58)	$(1.74)	$(1.16)	$(3.08)
Income from discontinued operations	-	$4.99	-	$5.11
Net (loss) income	$(0.58)	$3.25	$(1.16)	$2.03

Weighted average limited partner units outstanding (basic and diluted)	49,055	48,871	49,041	48,833

Distributions declared per unit	$-	$0.50	$-	$1.00

Condensed Consolidated Statements of Cash Flows
(In $ thousands)
(Unaudited)
	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(57,993)	$102,435
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Income from discontinued operations	-	(255,512)
Amortization of volumetric production payment liability	(2,043)	-
Accretion expense on obligations	4,089	2,414
Depreciation, depletion and amortization	59,853	51,233
Equity–based compensation cost	2,964	7,294
Impairment of oil and natural gas properties	2,684	106,457
Gain on sales of oil and natural gas properties	-	(531)
Loss (gain) on derivatives, net	25,751	(14,364)
Cash settlements of matured derivative contracts	36,506	62,477
Gain on early extinguishment of debt	(47,695)	-
Other	1,760	890
Changes in operating assets and liabilities:
Accounts receivable	(1,835)	6,350
Other current assets	(259)	457
Accounts payable and accrued liabilities	2,510	4,714
Income taxes	(11,657)	(583)
Other, net	(201)	-
Net cash flows provided by operating activities from continuing operations	14,434	73,731
Net cash flows used in operating activities from discontinued operations	-	(372)
Net cash flows provided by operating activities	14,434	73,359

Cash flows from investing activities:
Additions to oil and natural gas properties	(12,988)	(44,854)
Proceeds from sale of oil and natural gas properties	2,420	774
Cash settlements from acquired derivative contracts	2,499	-
Restricted Cash	-	33,768
Other	33	32
Net cash flows used in investing activities from continuing operations	(8,036)	(10,280)
Net cash flows provided by investing activities from discontinued operations	-	572,160
Net cash flows (used in) provided by investing activities	(8,036)	561,880

Cash flows from financing activities:
Repayment of long-term debt borrowings	(33,000)	(561,000)
Long-term debt borrowings	48,000	30,000
Redemption of Senior Notes due 2019	(34,978)	-
Loan costs incurred	(121)	(3,277)
Contributions from general partner	-	91
Distributions paid	(3,868)	(50,495)
Net cash flows used in financing activities	(23,967)	(584,681)

(Decrease) increase in cash and cash equivalents	(17,569)	50,558
Cash and cash equivalents – beginning of period	20,415	8,255
Cash and cash equivalents – end of period	$2,846	$58,813

Non-GAAP Measures

We define Adjusted EBITDAX as net (loss) income plus income from discontinued operations, EBITDAX from discontinued operations, income taxes, interest expense, net, cash settlements of matured interest rate swaps, depreciation, depletion and amortization, accretion expense on obligations, amortization of volumetric production payment (VPP), loss (gain) on derivatives, net, cash settlements of matured derivative contracts, non-cash equity-based compensation, impairment of oil and natural gas properties, non-cash inventory write down expense, dry hole and exploration costs, loss (gain) on sales of oil and natural gas properties, gain on settlement of contract, gain on early extinguishment of debt, and loss on sale of investment in unconsolidated affiliates, contained in Other income (expense), net. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. We believe these financial measures may indicate to investors whether or not we are generating cash flow at a level that can sustain or support quarterly distributions. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net (Loss) Income to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015	Mar 31, 2016	June 30, 2016	June 30, 2015

Net (loss) income	$(28,993)	$164,102	$(29,000)	$(57,993)	$102,435

Add:
Income from discontinued operations	-	(250,442)	-	-	(255,512)
EBITDAX from discontinued operations	-	7,644	-	-	15,941
Income taxes	(191)	(473)	(159)	(350)	(623)
Interest expense, net	11,840	13,097	10,816	22,655	27,232
Cash settlements of matured interest rate swaps	-	871	-	-	1,736
Depreciation, depletion and amortization	31,648	25,337	28,205	59,853	51,233
Accretion expense on obligations	2,049	1,213	2,040	4,089	2,414
Amortization of VPP	(1,023)	-	(1,020)	(2,043)	-
Loss (gain) on derivatives, net	35,585	9,246	(9,834)	25,751	(14,364)
Cash settlements of matured derivative contracts	19,180	31,944	19,825	39,005	62,477
Non-cash equity-based compensation	1,364	2,342	1,600	2,964	7,294
Impairment of oil and natural gas properties	1,997	48,284	687	2,684	106,457
Non-cash inventory write down expense	-	-	123	123	149
Dry hole and exploration costs	771	272	130	901	686
Loss (gain) on sales of oil and natural gas properties	-	6	-	-	(531)
Gain on settlement of contract	-	-	(3,185)	(3,185)	-
Gain on early extinguishment of debt	(47,695)	-	-	(47,695)	-
Loss on sale of investment in unconsolidated affiliates, contained in Other income (expense), net	-	-	-	-	358
Adjusted EBITDAX	$26,532	$53,443	$20,228	$46,759	$107,382

Less:
Cash income taxes	-	-	-	-	-
Cash interest expense, net	9,984	13,031	10,399	20,383	26,608
Realized losses on interest rate swaps	-	871	-	-	1,736
Estimated maintenance capital expenditures (1)	11,000	13,382	11,000	22,000	26,797
Distributable Cash Flow	$5,548	$26,159	$(1,171)	$4,376	$52,241

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com